Exhibit 10.1
AMENDMENT TO
QUANEX BUILDING PRODUCTS CORPORATION
RESTORATION PLAN

THIS AMENDMENT to the Quanex Building Products Corporation Restoration Plan (the “Plan”) is made and entered into this 31st day of May, 2023, by Quanex Building Products Corporation (hereinafter referred to as the “Company”) to be effective on June 1, 2023.

WITNESSETH:

WHEREAS, Quanex Corporation (“Quanex”) previously established the Quanex Corporation Supplemental Salaried Employees’ Pension Plan (the “Prior Plan”) to provide a retirement pay supplement for a select group of management or highly compensated employees so as to retain their loyalty and to offer a further incentive to them to maintain and increase their standard of performance;

WHEREAS, in connection with the transactions contemplated by the Distribution Agreement dated as of December 19, 2007 among Quanex Corporation, Quanex Building Products Corporation LLC, and Quanex Building Products Corporation (the “Distribution Agreement”), Quanex, Quanex Building Products Corporation LLC (the “LLC”) and the Company determined to spin-off from the Prior Plan a mirror image pension plan for the exclusive benefit of employees previously employed by Quanex in connection with its Building Products businesses and the employees of the corporate office of Quanex who are employed by the LLC or the Company at or after the “Distribution” (as defined in the Distribution Agreement);

WHEREAS, subsequent to the Distribution, the Company assumed the sponsorship of the spun-off portion of the Prior Plan;

WHEREAS, effective as of, and contingent upon, the closing of the Distribution, the LLC and the Company agreed that the spun-off portion of the Prior Plan shall be amended and restated as the “Quanex Building Products Corporation Restoration Plan” (the “Plan”) as set forth therein;

WHEREAS, the Company may amend the Plan pursuant to Section 7.01 of the Plan;

WHEREAS, the Company reserved the right pursuant to Section 7.02 of the Plan to terminate the Plan at any time and Treas. Reg. §1.409A-3(j)(4)(ix)(C) permits the Company to terminate the Plan under certain circumstances; and

WHEREAS, the Company now desires to adopt this Amendment to the Plan in order to terminate the Plan effective June 1, 2023 and in connection therewith, provide for the single lump sum distributions on June 3, 2024 of the accrued benefits under the Plan determined as of June 1, 2024;

Exhibit 10.1
NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby adopts the following Amendment to the Plan:

1.Section 1.18 of the Plan is hereby amended by inserting a semi-colon after “October 31” thereof and by adding a new phrase to the end thereof to read as follows:

; provided that the final Plan Year shall be the period from November 1, 2023 through June 3, 2024.

2.Section 3.08 is hereby added to the Plan to read as follows:

3.08    Determination of Benefit and Time of Distribution of Benefit Following Termination of the Plan. In connection with the termination by the Company of the Plan pursuant to Section 7.02 effective as of June 1, 2023, all accrued benefits under the Plan shall be determined as of June 1, 2024 subject to the following:

(a)    Due to the termination of the Qualified Plan, the cash balance crediting rate was changed for Cash Balance Participants to 2.26% effective November 1, 2022. The single lump sum distribution to be paid on June 3, 2024 under the Plan to the Cash Balance Participants will be equal to the cash balance amounts determined pursuant to Section 3.05 with interest through May 31, 2024.

(b)    The actuarial equivalence assumptions for determining the single lump sum distributions to Participants other than Cash Balance Participants will be based on (i) the 2023 PPA Annuitant and Non-Annuitant mortality tables and (ii) the interest rates based on the 3-tier segment rates applicable for March 2023 (5.00% for the first segment, 5.20% for the second segment, and 5.15% for the third segment). If such a Participant would have been early retirement eligible, assuming a termination on May 31, 2024, then the immediate lump sum factor will apply and will be applied to the single life annuity that would have been calculated based on the Participant’s age and assumed retirement at May 31, 2024. If such a Participant would not have been early retirement eligible, assuming a termination on May 31, 2024, then the deferred to age 65 lump sum factor will apply, based on the Participant’s age as of June 1, 2024.

Notwithstanding the foregoing, for Separations from Service occurring on or before December 1, 2023, the Plan’s lump sum payment will be made six months after Separation of Service in accordance with Section 3.06. For Participants other than Cash Balance Participants, this only applies to Participants who are eligible for early retirement on or before June 1, 2024. For Cash Balance Participants benefits, this applies to all such Participants.

3.    Section 7.02 of the Plan is hereby amended by adding the following paragraph to end thereof to read as follows:

2

Exhibit 10.1
As permitted by Treas. Reg. §1.409A-3(j)(4)(ix)(C), the Company has determined to terminate the Plan effective June 1, 2023 subject to, and in connection therewith, (i) to also terminate the Quanex Building Products Corporation Supplemental Employees Retirement Plan (the “SERP”) and (ii) to distribute on June 3, 2024 the lump sum value of all accrued benefits under the Plan and the SERP as each determined as of June 1, 2024.

IN WITNESS WHEREOF, this Amendment has been executed by the duly authorized officer of the Company as of the day and year first written above.
QUANEX BUILDING PRODUCTS CORPORATION

By:________________________________________
Paul Cornett, Senior Vice President -
General Counsel & Secretary
3